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                                                                 EXHIBIT 23.1.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Imperial Credit Industries, Inc.:

  We consent to incorporation by reference in the registration statements (No. 333-13805 and No. 333-15149) on Form S-8 of Imperial Credit Industries, Inc. of our report dated January 27, 1998, relating to the consolidated balance sheets of Imperial Credit Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K/A of Imperial Credit Industries, Inc.

                                          KPMG Peat Marwick LLP

Los Angeles, California

May 19, 1998